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                                                       Exhibit 12

                      HECLA MINING COMPANY

            FIXED CHARGE COVERAGE RATIO CALCULATION

     For the Nine Months Ended September 30, 2002 and 2001
                 (In thousands, except ratios)

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

                                           Nine Months   Nine Months
                                              2002          2001
                                           -----------   -----------

Income (loss) from continuing operations
  before income taxes                      $    8,100    $   (6,935)

Add:  Fixed Charges                            24,075         9,317
                                           ----------    ----------

Adjusted income (loss) before income taxes $   32,175    $    2,382
                                           ==========    ==========

Fixed charges:
  Preferred stock dividends                $   22,593    $    6,038
  Interest portion of rentals                     108           - -
  Total interest costs                          1,374         3,279
                                           ----------    ----------

Total fixed charges                        $   24,075    $    9,317
                                           ==========    ==========

Fixed Charge Ratio                               1.34           (a)

Inadequate coverage                        $      - -    $    6,935
                                           ==========    ==========


(a)Earnings for period are inadequate to cover fixed charges.
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